DISTRIBUTION FEE AGREEMENT

AGREEMENT, effective as of January 1, 2017 by and between Unified Financial Securities, LLC (“Unified”), and Long Short Advisors, LLC (“Adviser”).

WHEREAS, the LS Opportunity Fund (the “Fund”) is a separate portfolio of Valued Advisers Trust (the “Trust”);

WHEREAS, the Trust has retained Unified to provide certain distribution services (the “Services”) to the Fund pursuant to a Distribution Agreement (the “Distribution Agreement”) dated as of January 1, 2016;

WHEREAS, the Adviser serves as investment adviser to the Fund pursuant to an Investment Advisory Agreement between the Adviser and the Trust, dated as of June 17, 2010; and

WHEREAS, Unified and the Adviser wish to set forth their mutual understanding and agreement regarding the fees to be paid to Unified pursuant to the Distribution Agreement in connection with Services provided to the Fund;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	During the term of this Fee Agreement, Unified shall be entitled to the fees set forth in the fee schedule included in Exhibit A hereto. Additional services not contemplated in these fee schedules will be negotiated on a case-by-case basis. Such additional services shall include services provided as a result of new regulations or requirements, as well as additional services provided at the request of the Trust or the Adviser.

2.	This Fee Agreement shall be effective for a term of twenty-seven months, beginning on January 1, 2017 and ending on March 31, 2019. This Fee Agreement, including the fee schedule included in Exhibit A, may be modified or amended during its term by mutual written agreement between the parties.

3.	The term of the Distribution Agreement with respect to the Fund shall be extended to March 31, 2019.

4.	Subject to the discount provisions contained in paragraph 5 below, the terms of this Fee Agreement, including the fee schedule included in Exhibit A hereto, will apply to any new fund(s) (each a “New Fund”) launched by the Adviser within the Trust.

5.	With respect to each New Fund, Unified agrees to waive or discount the fees set forth in Exhibit A hereto, as provided below.

a.	Unified will waive all minimums and/or base fees with respect to each New Fund for a period of six months, beginning on the New Fund’s SEC effective date.

b.	Unified will waive 50% of all minimums and/or base fees with respect to each New Fund for the period from six to twelve months from the New Fund’s SEC effective date.

6.	Any terms or provisions of the Distribution Agreement not specifically modified by this Fee Agreement shall remain in full force and effect with respect to the Fund.

7.	This Fee Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be signed by their respective duly authorized officers effective as of the day and year first above written.

LONG SHORT ADVISORS, LLC	UNIFIED FINANCIAL SECURITIES, LLC

By: /s/ Matthew E. West	By: /s/ R. Jeffrey Young

Print Name: Matthew E. West	Print Name: R. Jeffrey Young

Title: CEO	Title: President

EXHIBIT A

DISTRIBUTION FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis. The prices contained herein are effective for the period from January 1, 2017 through March 31, 2019.    Fees are billed monthly and are payable upon receipt of an invoice.

I. Base Fees [1]

•	Annual fee of $6,000.00 per portfolio

[1]	Base Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, legal expenses associated with negotiating customized agreements with selling group counterparties, regulatory filing fees and all other expenses incurred on behalf of the Trust. Additional fees not contemplated in this schedule will be negotiated on a per occurrence basis.